EXHIBIT 5

May 18, 2009

Board of Directors
Covenant Transportation Group, Inc.
400 Birmingham Highway
Chattanooga, Tennessee  37419

    Re:      Covenant Transportation Group, Inc.
            Post-effective Amendment No. 1 to Form S-8 Registration Statement
            (File No. 333-134939)

Ladies and Gentlemen:

We have acted as counsel to Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), in connection with its Post-effective Amendment No. 1 to Form S-8, filed this date under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Post-effective Amendment"), with respect to registration of an additional 700,000 authorized and unissued shares of the Company's Class A common stock, par value $0.01 per share (the "Common Stock"), which may be issued pursuant to awards under the Company's Amended and Restated 2006 Omnibus Incentive Plan (the "Plan").

We have examined all instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  We express no opinion concerning any law other than the corporation laws of the State of Nevada.  As to matters of Nevada corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the 700,000 additional shares of Common Stock that may be issued pursuant to awards under the Plan are duly authorized shares of Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to be named in the Post-effective Amendment as attorneys passing upon legal matters in connection with the issuance of the 700,000 additional shares of Common Stock covered thereby, and we hereby consent to the filing of this opinion as Exhibit 5 to the Post-effective Amendment.

SCUDDER LAW FIRM, P.C., L.L.O.

By:	/s/ Heidi Hornung-Scherr
Heidi Hornung-Scherr
Principal

Back to Form S-8 POS